Exhibit 15.4

Jingtian & Gongcheng

34/F, Tower 3, China Central Place

77 Jianguo Road, Chaoyang District, Beijing China

To:

NaaS Technology Inc.

Newlink Center, Area G,

Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road,

Chaoyang District,

Beijing, China

May 1, 2023

Dear Sir or Madam,

We, Jingtian & Gongcheng, refer to the Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”) of NaaS Technology Inc. (the “Company”), which will be filed with the Securities and Exchange Commission (the “SEC”) on or around May1, 2023.

We, being the PRC legal advisor to the Company in connection with the Annual Report, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the Annual Report, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the Annual Report.

We also hereby consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng